                                                                   EXHIBIT 10.16


                           PURCHASE AND SALE AGREEMENT
                           ---------------------------



                                     Between



                                G.I. JOE'S, INC.,
                             an Oregon corporation,

                                    as Seller



                                       and



                              ESA MANAGEMENT, INC.,
                             a Delaware corporation,

                                  as Purchaser



                                      Dated

                                 April 21, 1998

                                TABLE OF CONTENTS
                                -----------------

SECTION                                                                    PAGE
-------                                                                    ----
1.       CONVEYANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.       PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . .1

3.       SURVEY; TITLE INSURANCE . . . . . . . . . . . . . . . . . . . . . . .1

4.       INSPECTION PERIOD AND CONDITIONS
         PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

5.       EMINENT DOMAIN; DAMAGE. . . . . . . . . . . . . . . . . . . . . . . .5

6.       RISK OF LOSS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

7.       CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

8.       HAZARDOUS SUBSTANCES. . . . . . . . . . . . . . . . . . . . . . . . .8

9.       SURVIVAL OF CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .9

10.      POSSESSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

11.      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .9

12.      NOTICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

13.      REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . 11

14.      REMEDIES ON DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . 12

15.      ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

16.      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

17.      COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

18.      NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . 13

19.      MATERIAL CHANGES. . . . . . . . . . . . . . . . . . . . . . . . . . 13

20.      INTENTIONALLY DELETED. . . . . .  . . . . . . . . . . . . . . . . . 14

                                      (i)

21.      CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . 14

22.      EFFECTIVE DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

23.      TIME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

24.      ATTORNEYS' FEES. . . . . . . . . . . . .  . . . . . . . . . . . . . 14

25.      RELATIONSHIP . . . . . . . . . . . . . .  . . . . . . . . . . . . . 14

26.      SEVERABILITY . . . . . . . . . . . . . .  . . . . . . . . . . . . . 14

27.      CHOICE OF LAW. . . . . . . . . . . . .  . . . . . . . . . . . . . . 15

28.      CAPTIONS, NUMBER AND GENDER . . . . . . . . . . . . . . . . . . . . 15

29.      FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . 15

                                      (ii)

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") dated April 21, 1998 is made by and between G.I. JOE'S, INC., an Oregon corporation ("Seller"), and ESA MANAGEMENT, INC., a Delaware corporation, or its assignee or nominee ("Purchaser").

     1. CONVEYANCE. Seller agrees to sell and convey to Purchaser (or its assignee or nominee) and Purchaser agrees to purchase from Seller, fee simple interest to the real estate located in the City of Renton, King County, Washington, containing approximately 4.48 acres or 195,148 square feet, excluding roads, streets, alleys or public rights of way, and more particularly described in Exhibit "A" attached hereto and made a part hereof, together with
(a) all rights, easements and appurtenances belonging or appertaining thereto,
(b) all right, title and interest of Seller in and to any and all roads, streets, alleys or public and private rights of way, bounding such property, and
(c) all buildings and other improvements thereon, if any (collectively the "Property").

     2. PURCHASE PRICE. The purchase price is Two Million Three Hundred Forty-One Thousand Seven Hundred Eighty-Five and No/100 Dollars ($2,341,785.00) (the "Purchase Price"), which shall be due and payable at Closing (as defined herein) plus or minus prorations, as hereinafter provided. In the event the Property contains more or less than 195,148 square feet as set forth above, then the Purchase Price shall be increased or reduced, as applicable, by $12.00 per square foot. Within ten (10) business days after the Effective Date (as defined herein) Purchaser shall deposit Twenty Thousand and No/100 Dollars ($20,000.00) as earnest money (the "Earnest Money Deposit"), to be held in a strict joint order escrow by First American Title Insurance Company in Glendale California (the "Title Company"). If this Agreement is closed, the Earnest Money Deposit and any interest earned on the Earnest Money Deposit shall be applied to the Purchase Price at Closing. If this Agreement is not closed, then the Title Company shall disburse the Earnest Money Deposit in the manner provided for elsewhere herein, and the parties agree to promptly notify the Title Company in writing upon any termination of this Agreement as to which party is entitled to the Earnest Money Deposit. Any interest earned on the Earnest Money Deposit shall be the sole property of the party entitled to the Earnest Money Deposit pursuant to the terms of this Agreement.

     3. SURVEY; TITLE INSURANCE.

          (a) Purchaser shall request a survey (the "Survey") to be made of the Property, dated subsequent to the date hereof, by a licensed surveyor or Registered Professional Engineer in accordance with ALTA/ACSM standards.

     A copy of the survey plat shall also be furnished to the Title Company by Purchaser. The Survey shall be sufficient to permit the Title Company to delete the standard printed exception in the Title Policy (as defined herein) pertaining to discrepancies, conflicts or shortages in area or boundary lines, encroachments, overlapping of improvements, or similar matters. If the legal description on the Survey differs from the description set forth on Exhibit "A", then the legal description from the Survey shall be incorporated herein for all purposes. The cost of the Survey shall be borne by Purchaser; provided, however, that if Closing does not occur due to reasons other than default by Purchaser, Seller shall promptly reimburse Purchaser for the cost of the Survey, and the Survey shall become the property of the Seller.

          (b) Purchaser shall order a title insurance commitment on the Property prepared by the Title Company (the "Title Commitment") together with good legible copies of the recorded plat and all documents constituting exceptions to Seller's title as reflected in the Title Commitment. Seller will convey good and marketable title to the Property at Closing and, except as provided for herein, the Property shall be conveyed free, clear and unencumbered of all tenancies and parties in possession on the Closing Date (as defined herein). In the event the Survey or Schedule B to the Title Commitment shall reflect encumbrances or other conditions not acceptable to Purchaser ("Defects"), then Seller, upon Purchaser's notification of Defects, shall immediately and diligently proceed to cure the Defects and shall have thirty (30) days from the date of such notice of Defects within which to cure the Defects to Purchaser's satisfaction. If, after the exercise of all reasonable diligence, Seller is unable to remove or obtain a title endorsement over the Defects, then, at Purchaser's sole option, Purchaser may accept the Defects or Purchaser may terminate this Agreement, in which case Purchaser shall be entitled to the return of the Earnest Money Deposit and any and all additional deposits in escrow and the parties shall be released from further liability hereunder. Notwithstanding the foregoing, Seller shall be required to cure (i) all existing monetary liens and (ii) any and all encumbrances created by Seller after the Effective Date, at Seller's sole cost and expense. Seller's failure to cure such defects shall be a default by Seller hereunder. All hens and encumbrances caused by Purchaser and any matters waived or deemed waived pursuant to this Section 3(b) shall be "Permitted Exceptions" as that term is used herein. It is specifically understood and agreed that the so-called "pre-printed" exceptions set forth on Schedule B of the Title Commitment shall not constitute Permitted Exceptions hereunder.

     4. INSPECTION PERIOD AND CONDITIONS PRECEDENT.

          (a) Prior to Closing, Purchaser, personally or through its authorized agents or representatives, shall be entitled, at Purchaser's sole cost and expense, to enter upon the Property at all reasonable times in order to perform such investigations as Purchaser shall deem necessary, including, without limitation, soil tests and environmental audits. Purchaser will promptly repair and restore any damage or injury to the Property caused by such investigations. Seller shall make available to Purchaser, or to its duly authorized agents or representatives, all tests, studies and investigations relating to the Property and the operation and maintenance thereof, including, without limitation, any Phase I or other environmental audit(s) of the Property in Seller's possession or control. Such items may be examined at all reasonable times. Seller shall furnish to Purchaser, to the extent available, legible prints or copies of all construction plans and specifications relating to any buildings and other improvements, which prints or copies shall, however, be returned to Seller, in the event the transaction contemplated hereunder is not closed. Purchaser shall not permit any liens or encumbrances to arise against the Property in connection with or as a result of such inspections, studies or investigations. Purchaser shall indemnify, defend and hold Seller and the Property harmless of and from any and all losses, liabilities, costs, expenses (including without limitation reasonable attorneys' fees and costs of court), damages, liens, claims (including without limitation mechanics' or materialmen's liens or claims of liens), actions and causes of action arising from or relating to Purchaser's (or Purchaser's agents, employees or representatives) entering upon the Property to test, study, investigate or inspect the Property, whether pursuant to this Section 4(a) or otherwise, except to the extent caused by the negligence or willful misconduct of Seller.

          (b) Purchaser shall have One Hundred Twenty (120) days from the Effective Date (the "Inspection Period"), within which to make all reviews, inspections, audits, or investigations desired by Purchaser. Purchaser shall, at Purchaser's sole discretion, have the right to terminate this Agreement for any reason at any time prior to the expiration of the Inspection Period, in which case Purchaser shall be entitled to a full refund of the Earnest Money Deposit plus any interest earned thereon and all parties shall be released from further obligations hereunder.

          (c) Notwithstanding anything to the contrary contained in this Agreement, Purchaser's obligations to consummate the acquisition of the Property pursuant to the terms of this Agreement are subject to and conditioned on the satisfaction, in Purchaser's sole discretion, or written waiver by Purchaser of the following conditions ("Conditions Precedent"):

               (i) Purchaser obtaining all rezoning, special use permits, variances, approvals, permits, easements and licenses ("Permits") and as necessary for Purchaser's proposed use in accordance with Purchaser's plans and specifications therefor, including, without limitation, signage, trade names, satellite dish, curb-cuts, access, parking and vehicle storage as required by Purchaser.

               (ii) Purchaser obtaining approval of final plat and all other approvals required from the governing local, state, federal or private authority governing the design, construction and operation of Purchaser's proposed extended stay hotel/motel/guest quarters project allowing the development of 104 units on the Property and offering in-room kitchen facilities, including without limitation, a refrigerator, two-burner stove, microwave and sink.

               (iii) Purchaser obtaining boring, percolation, and other soil tests determining that the Property is satisfactory for Purchaser's proposed use; provided, however, this Condition Precedent shall be deemed to be satisfied or waived upon the expiration of the Inspection Period, if not otherwise objected to prior to the expiration of the Inspection Period.

               (iv) Purchaser obtaining an environmental assessment ("Environmental Assessment") of the Property that determines that the Property is free of known or supposed environmental contamination and Hazardous Substances (as hereinafter defined); provided, however, this Condition Precedent shall be deemed to be satisfied or waived upon the expiration of the Inspection Period, if not otherwise objected to prior to the expiration of the Inspection Period.

               (v) The water and gas mains, electric power lines and sanitary and storm sewers, telephone, natural gas and other necessary public utilities being located immediately on or contiguous to the Property, and being adequate and available for service and connection for Purchaser's proposed use; provided, however, this Condition Precedent shall be deemed to be satisfied or waived upon the expiration of the Inspection Period, if not otherwise objected to prior to the expiration of the Inspection Period.

               (vi) All representations and warranties made by Seller hereunder shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on the Closing Date.

               (vii) Seller shall have complied in all material respects with its covenants and obligations hereunder.

          (d) In the event any of the Conditions Precedent are not satisfied, approved or waived in writing by Purchaser in its sole discretion, then at any time following the expiration of the Inspection Period, Purchaser may terminate this Agreement in which event Purchaser shall be entitled to a full refund of the Earnest Money Deposit and any and all additional deposits plus any interest earned thereon and all parties shall be released from further obligations hereunder.

          (e) Upon request by Purchaser from time to time, Seller agrees to reasonably cooperate with Purchaser in connection with Purchaser's efforts to obtain the permits and approval described in Sections 4(c)(i) and (ii).

     5. EMINENT DOMAIN; DAMAGE. If prior to Closing all or any part of the Property is condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, or if the buildings and improvements on the Property are destroyed or materially damaged by fire, windstorm, explosion or other casualty, or if the Property becomes contaminated with Hazardous Substances, Seller will give Purchaser written notice thereof and Purchaser may, at its option: (1) terminate this Agreement and Purchaser shall be entitled to the return of the Earnest Money Deposit and all additional deposits in escrow and the parties shall be released from further liability; or (2) elect to proceed under this Agreement and, at Purchaser's discretion, either (a) the Purchase Price shall be reduced by, or (b) Purchaser may take an assignment of, the amount of Seller's award and/or insurance proceeds to which Seller is entitled to receive.

     6. RISK OF LOSS. Prior to Closing, the risk of loss or damage to the Property shall remain with Seller.

     7. CLOSING.

          (a) Time. Closing (herein so called) shall take place at ten o'clock (10:00) a.m. (PST) on that date which is five (5) days after satisfaction of the Conditions Precedent, and non-appealable issuance of a building permit or at such other time and/or on such other date as the parties shall mutually agree (the "Closing Date").

          (b) Place. Closing shall be held at a mutually convenient place provided, however, that either party may elect by written notice to the other to close the transaction in escrow by mail through the Title Company.

          (c) Documents from Seller. Seller shall, at Seller's sole cost and expense, deliver at Closing the following executed documents in form and content acceptable to Purchaser:

               (i) Deed. A Special Warranty Deed ("Deed"), with a release of all curtesy, homestead and other spousal rights, if any, conveying good, marketable and insurable fee simple title and warranting title to be free and clear of all Defects subject only to the Permitted Exceptions, in the form attached hereto as Exhibit "B" with any modifications required by the Title Company.

               (ii) Affidavits. Affidavit(s) stating that: (1) vacant possession of the Property is being delivered; (2) there are no unrecorded or oral leases or agreements affecting the Property; (3) there are no liens against the Property; (4) Seller has no knowledge of any proposed or contemplated road or access changes affecting the Property, such as widening or narrowing; (5) Seller is not a foreign person or entity; and (6) such other affidavits as Purchaser or Title Company may reasonably require, including, but not limited to, an ALTA Statement and Affidavit of Title.

               (iii) Closing Statement. Four (4) signed copies of a closing statement approved by Purchaser.

               (iv) Authority. Such evidence or documents as may be reasonably required by Purchaser or the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property, including, but not limited to, a good standing certificate from the Secretary of State in which the Property is located and corporate resolutions, if applicable.

               (v) The Drainage Easement, if same has not been recorded prior to Closing.

               (vi) Other Documents. Such other documents required by this Agreement and/or which Purchaser or the Title Company may reasonably require.

          (d) Documents from Purchaser. Purchaser shall deliver at Closing the following executed documents:

               (i) Closing Statement. Four (4) signed copies of a closing statement approved by Seller.

               (ii) Authority. Such evidence or documents as may be reasonably required by Seller or the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the acquisition of the Property, including, but not limited to, a good standing certificate from the Secretary of State in which the Property is located and corporate resolutions, if applicable.

               (iii) Other Documents. Such other documents required by this Agreement and/or which Seller or the Title Company may reasonably require.

          (e) Payment. The Purchase Price, subject to any applicable reimbursements, adjustments, or credits (such as without limitation Earnest Money, proration of real estate taxes or closing costs) shall be paid in cash, by wire transferred funds or by any other means as may be acceptable to both parties.

          (f) Real Estate Taxes. General and special real estate taxes and other state or city taxes affecting the Property shall be prorated as of the Closing Date.

          (g) Transfer Taxes. Any recordation, transfer or sales tax, including without limitation, tax(es) on the Deed, taxes required to be paid in connection with the recording of the Deed, documentary stamp taxes, or intangible taxes, shall be paid by Seller at Closing.

          (h) Recording Fees. Recording any documents needed to clear title shall be at Seller's expense.

          (i) Brokers. Seller and Purchaser represent and warrant to each other that they have not had any dealings with any real estate brokers, finders or agents and no commissions or fees are payable in connection with this Agreement other than a five percent (5%) commission to be divided between Seller's broker, Martin, Peterson & Associates, and Purchaser's broker, Colliers International (collectively, "Brokers") payable by Seller. Seller agrees to indemnify, defend (with counsel selected by Purchaser) and hold Purchaser, and Purchaser's nominees, successors and assigns harmless from any and all claims, costs, commissions, fees or damages by any person or firm claiming to have negotiated, instituted or brought about this Agreement due to contact with Seller. Purchaser agrees to indemnify, defend, with counsel selected by Seller, and hold

     Seller and Seller's nominees, successors and assigns harmless from any and all claims, costs, commissions, fees or damages by any person or firm claiming to have negotiated, instituted or brought about this Agreement due to contact with Purchaser (other than the Broker(s) named above).

          (j) Escrow Fees. Any escrow and/or closing fees charged by the Title Company shall be divided equally between Seller and Purchaser and paid at Closing.

          (k) Title Policy. It shall be a condition precedent to Purchaser's obligation to close that Purchaser shall have received an ALTA Extended Coverage Owner's Policy of title insurance (the "Title Policy") issued by the Title Company on the standard ALTA form in use in the State of Washington, insuring good and marketable title to the Property in Purchaser, subject only to the Permitted Exceptions. The cost of the standard CLTA portion of the Title Policy shall be borne by Seller, and the cost of any extended ALTA coverage portion of the Title Policy shall be borne by Purchaser.

     8. HAZARDOUS SUBSTANCES.

          (a) Seller's Representations, Warranties and Covenants. Seller represents, warrants and covenants the following:

               (i) To the best of Seller's knowledge without independent investigation, the Property does not presently contain and is free from all hazardous substances and/or wastes, toxic and nontoxic pollutants and contaminates, including, but not limited to, petroleum products and asbestos ("Hazardous Substances").

               (ii) To the best of Seller's knowledge without independent, investigation, the Property has not in the past been used for the storage, manufacture or sale of Hazardous Substances or for any activity involving Hazardous Substances.

               (iii) To the best of Seller's knowledge without independent investigation, no Hazardous Substances are located in the vicinity of the Property.

               (iv) If Seller becomes aware of any Hazardous Substances between the Effective Date and the Closing Date, Seller shall notify Purchaser in writing of the presence of any such Hazardous Substances.

          (b) Environmental Assessment. If the Environmental Assessment obtained by Purchaser discloses the existence of any Hazardous Substances or environmental contamination, and this Agreement does not close due to any reason except Purchaser's default, Seller shall immediately reimburse to Purchaser all costs and expenses incurred by Purchaser in obtaining the Environmental Assessment.

     9. SURVIVAL OF CLOSING. All representations, warranties, agreements and indemnities contained in this Agreement shall survive the Closing of this transaction and remain enforceable.

     10. POSSESSION. Possession of the Property, free from all tenancies, parties in possession and occupants, shall be delivered to Purchaser by Seller at the Closing. In the event that on the Closing Date Seller fails to deliver possession of the Property in the form described in the preceding sentence, Seller agrees to pay to Purchaser from the Purchase Price the greater of (i) Fifteen Thousand Dollars ($15,000.00), or (ii) any and all costs incurred or suffered by Purchaser as a result of Seller's breach of this covenant and in connection therewith, in addition to any other remedies available to Purchaser hereunder.

     11. INDEMNIFICATION.

          (a) Seller agrees to indemnify and hold Purchaser and its respective nominees, successors, assigns, parent company (if any), officers, directors, partners, agents, employees and beneficiaries harmless from any and all third-party liabilities, claims, causes of action, penalties, demands and expenses, of any kind or nature whatsoever (except those items which by this Agreement specifically become the obligation of Purchaser) arising out of, resulting from, relating to, or incident to the Property prior to the Closing Date or which are in any way related to the ownership, development, maintenance or operation of the Property during Seller's ownership thereof, and all expenses related thereto, including without limitation, court costs and attorneys' fees.

          (b) Purchaser agrees to indemnify and hold Seller and its respective nominees, successors, assigns, officers, directors, partners, agents, employees and beneficiaries harmless from any and all third-party liabilities, claims, causes of action, penalties, demands, and expenses of any kind or nature whatsoever (except those items by which this Agreement remain the obligation of Seller) arising after Closing and during the Purchaser's ownership of the Property, which are in any way related to the ownership, development, maintenance or operation of the Property by Purchaser, and all expenses related thereto, including without limitation, court costs and attorneys' fees.

     12. NOTICE. All notices, demands, or other communications of any type given, or required to be given, pursuant to this Agreement shall be in writing and shall be delivered to the person to whom the notice is directed, either in person with a receipt requested therefor, or sent by a recognized overnight service for next day delivery or by United States certified mail, return receipt requested, postage prepaid to the addresses or by facsimile as follows:


          If to Seller:

                         GI Joe's, Inc.
                         9805 Bockman Road
                         Wilsonville, Oregon 97070
                         Attention:  Norm Daniels, President
                         Telecopy:  (503) 682-7200

          If to Purchaser:

                         ESA MANAGEMENT, INC.
                         Attention: Development / Legal Department
                         450 East Las Olas Boulevard, Suite 1100
                         Ft. Lauderdale, FL 33301
                         Telecopy:  (954) 713-1665

          with a copy to:

                         Mr. Stewart Clark
                         616 120th Avenue, N.E., Suite C-111
                         Bellevue, Washington 98005
                         Telecopy:  (425) 453-7655

          with a copy to:

                         Allen, Matkins, Leck, Gamble & Mallory LLP
                         1999 Avenue Of The Stars, Suite 1800
                         Los Angeles, California 90067-6050
                         Attention:  John M. Tipton, Esq.
                         Telecopy:  (310) 788-2410

     Any notice given by personal delivery or courier delivery service will be deemed effective when received. Any notice given by United States Mail will be deemed effective on the third (3rd) business day following deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as set forth above. Any notice sent by facsimile shall be deemed given by the date reflected by the facsimile confirmation receipt. Any notice that may be given by either party in connection with this Agreement may be given by such party's attorney.

     13. REPRESENTATIONS AND WARRANTIES OF SELLER. To induce the Purchaser to execute, deliver and perform this Agreement and without regard to any independent investigations made by Purchaser, Seller represents and warrants to Purchaser on the Effective Date and as of the Closing Date as follows:

          (a) Title. Seller owns the Property in fee simple, free of any liens, claims or encumbrances other than the Permitted Exceptions.

          (b) Authorization. Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been fully taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto.

          (c) Litigation. To the best of Seller's knowledge without independent investigation, there are no claims, causes of action or other litigation or proceedings pending or, to the best of Seller's knowledge, threatened in respect to the ownership, operation or environmental conditions of the Property or any part thereof (including disputes with mortgagees, governmental authorities, utility companies, contractors, adjoining land owners or suppliers of good or services).

          (d) Violation. To the best of Seller's knowledge without independent investigation, there are no violations of any health, safety, pollution, zoning or other laws, ordinances, rules or regulations with respect to the Property, which have not been heretofore entirely corrected. In the event Seller has knowledge of any such violations, Seller shall (i) immediately provide Purchaser with copies of all documents evidencing any such violation and (ii) cure such violation prior to Closing,

          (e) Material Changes. To the best of Seller's knowledge without independent investigation, that no Material Changes (as hereinafter defined) have occurred to the Property.

          (f) No Proffers. Seller has not made, and prior to the Closing Date will not make, any commitments to any governmental authorities, utility company, school board, church or other religious body, or any homeowner or homeowners' association, or to any other organization, group or individual, relating to the Property which would impose any obligation on Purchaser, or its successors or assigns, after the Closing Date to make any contributions of money, dedications of land or grant of easements or rights-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

          (g) Zoning. The Property is currently zoned "Heavy Industrial" and there are no proceedings threatened or pending with respect to a change in such zoning, except with respect to the rezoning required pursuant to this Agreement for Purchaser's intended hotel use.

     14. REMEDIES ON DEFAULT.

          (a) Seller's Defaults; Purchaser's Remedies. In the event that Seller shall be in default hereunder, Purchaser may, as its sole option and exclusive remedy for such default, deliver a written notice to Seller stating with particularity the alleged default of Seller and the action required by Seller to cure such default, and stating Purchaser's intent to terminate this Agreement or seek to enforce specific performance if the default is not cured, whereupon Seller shall have five (5) days after receipt of such notice in which to cure the alleged default to Purchaser's reasonable satisfaction (and the Closing Date shall be delayed, if necessary, until the end of such five (5) day period). In the event such default is not cured within such five (5) day period, then Purchaser may, in addition to any and all other rights and remedies available at law or in equity, terminate this Agreement by written notice to Seller and the Title Company, and receive a full refund of the Earnest Money Deposit, together with an amount equal to Purchaser's out-of-pocket expenses, and/or enforce all of the terms of this Agreement by specific performance.

          (b) Purchaser's Default; Seller's Remedies. In the event Purchaser shall be in default hereunder, Seller may, as Seller's sole and exclusive remedy for such default, deliver a written notice to Purchaser stating with particularity the alleged default of Purchaser and the action required by Purchaser to cure such default, and stating Seller's intent to terminate this Agreement if the default is not cured, whereupon Purchaser shall have five (5) days after receipt of such notice in which to cure the alleged default to Seller's reasonable satisfaction (and the Closing Date shall be delayed, if necessary, until the end of such five (5) day period). In the event such default is not cured within such five (5) day period, then Seller may terminate this Agreement by written notice delivered to Purchaser, whereupon Seller shall be entitled to the Earnest Money Deposit then deposited with Title Company, it being agreed between Purchaser and Seller that such sum shall be its sole and liquidated damages (and not a penalty) for such default of Purchaser hereunder because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default. Seller hereby waives any right to sue Purchaser for damages or for specific performance.

     15. ASSIGNMENT. Purchaser shall have the right to assign this Agreement at any time to any successor corporation or an affiliate of Purchaser at Purchaser's sole discretion.

     16. MISCELLANEOUS. No term or condition of this Agreement will be deemed to have been waived or amended unless expressed in writing, and the waiver of any condition or the breach of any term will not be a waiver of any subsequent breach of the same or any other term or condition. This Agreement constitutes the entire agreement of the parties which incorporates and supersedes all prior written and oral understandings. This Agreement shall be binding upon, and inure to the benefit of, the parties, their heirs, executors, personal representatives, nominees, successors or assigns.

     17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     18. NO SOLICITATION. Seller agrees that upon its execution of this Agreement neither it nor its agents or employees will (a) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third parties relating to the Property or any part thereof, (b) fail to immediately notify Purchaser if any third party attempts to initiate any such solicitation, discussion or negotiation with Seller nor (c) enter into any agreement with any third party with respect to the Property or any part thereof.

     19. MATERIAL CHANGES. Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to close on the purchase of the Property if after the Effective Date there is a material change in the condition of the Property which would materially and adversely affect Purchaser's proposed use of the Property (hereinafter, a "Material Change") and Purchaser was not aware of such Material Change until after the expiration of the Inspection Period. Promptly upon becoming aware of a Material Change, Seller or Purchaser, as applicable, shall immediately notify the other party in writing, and Seller shall have the opportunity to remedy the Material Change prior to the Closing Date. If the Material Change cannot be remedied by the Closing Date to the reasonable satisfaction of Purchaser, then Purchaser shall, at Purchaser's option, elect to proceed under this Agreement or terminate this Agreement, in which case Purchaser shall receive the return of the Earnest Money Deposit and all additional deposits in escrow and the parties shall be released from further liability. Seller shall not cause or permit a Material Change to occur, and any Material Change within Seller's reasonable control shall constitute a default under this Agreement for which Purchaser shall have the rights and remedies set forth in Section 14(a). Between the Effective Date and the Closing Date, Seller agrees that it will not, without in each instance first obtaining the written consent of Purchaser, (i) voluntarily grant, create, assume or permit to exist any lien, lease, encumbrance, easement, covenant, condition, right-of-way or restriction upon the Property other than the Permitted Exceptions, or (ii) voluntarily take any action adversely affecting the title to the Property as it exists on the date of this Agreement.

     20. INTENTIONALLY DELETED.

     21. CONFIDENTIALITY. Seller and its agents, representatives, employees, partners, officers and directors will not disclose the subject matter or terms of the transaction contemplated by this Agreement unless prior written consent to such disclosure is obtained from Purchaser, which consent may be withheld at Purchaser's sole discretion.

     22. EFFECTIVE DATE. The term "Effective Date" shall mean that date which both parties have executed this Agreement and Purchaser and Seller has each received a fully executed counterpart of this Agreement.

     23. TIME. The time in which any act required or permitted by this Agreement is to be performed shall be determined by excluding the day upon which the event occurs from whence the time commences. If the last day upon which performance would otherwise be required or permitted is a Saturday, Sunday or holiday, then the time for performance shall be extended to the next day which is not a Saturday, Sunday or holiday. The term "holiday" shall mean all and only mandatory federal holidays including which deliveries by the United States Postal Services are suspended.

     24. ATTORNEYS' FEES. In the event that either party commences suit to recover damages arising from a breach of this agreement or otherwise to seek enforcement hereof, the prevailing party shall be entitled to an award of reasonable attorneys' fees, together with court costs and litigation expenses reasonably incurred and actually paid.

     25. RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties or by any third person to create a relationship of principal and agent or a partnership or a joint venture between Purchaser and Seller or between either or both of them and any third party.

     26. SEVERABILITY. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected shall be limited only to the extent necessary to bring it within the requirements of such statute, law, ordinance or regulation.

     27. CHOICE OF LAW. This Agreement, and the interpretation and enforcement thereof, shall be governed by the laws of the State where the Property is located.

     28. CAPTIONS, NUMBER AND GENDER. The captions appearing at the commencement of the sections and subsections hereof are descriptive only and for convenience in reference. Should there be any conflict between such caption and the section or subsection at the head of which it appears, the section or subsection and not such caption shall control and govern the construction of this Agreement. Unless the context otherwise requires, singular nouns and pronouns used in this Agreement are to be construed as including the plural thereof. For convenience and brevity, masculine pronouns are used herein in their generic sense as a reference to all persons, without regard to sex.

     29. FURTHER ASSURANCES. Seller agrees that it will, at any time and from time to time after the Closing Date, upon request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, conveyances, and assurances as may reasonably be required for the better conveying, transferring, assigning, assuring and confirming the Property to Purchaser.

     IN WITNESS WHEREOF, the Seller and Purchaser have caused this Agreement to be executed under seal as of the date first above written.


PURCHASER:                                    SELLER:


ESA MANAGEMENT, INC.,                         G.I. JOE'S, INC.,
a Delaware corporation                        an Oregon corporation

By:                               (SEAL)      By: /s/ Norman Daniels      (SEAL)
    ------------------------------------         -------------------------------

Name:                                         Name:   Norman Daniels
      ----------------------------------             --------------------------

Title:                                        Title:  President
       ---------------------------------             ---------------------------

Date:                                         Date:   4/23/98
      ----------------------------------             ---------------------------

                                   EXHIBIT "A"
                                   -----------


PARCEL A:

LOT 1, BURLINGTON NORTHERN, A BINDING SITE PLAN, ACCORDING TO THE PLAT THEREOF RECORDED JUNE 30,1992 IN VOLUME 161 OF PLATS, PAGES 8 THROUGH 11 UNDER RECORDING NO. 9206302696, RECORDS OF KING COUNTY, WASHINGTON.

PARCEL B:

RECIPROCAL NON-EXCLUSIVE EASEMENT OF ROADWAYS, WALKWAYS INGRESS AND EGRESS, ACCESS, PARKING AND USE OF COMMON AREA FACILITIES AS DISCLOSED BY INSTRUMENT RECORDED JUNE 30, 1992 UNDER KING COUNTY RECORDING NO. 9206302702.

SITUATE IN THE COUNTY OF KING, STATE OF WASHINGTON.

                              Exhibit "A" - Page 1

                                   EXHIBIT "B"
                                   -----------


                              SPECIAL WARRANTY DEED
                              ---------------------

STATE OF
                         ss.  KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF

     THAT ("Grantor") for and in consideration of the sum of Ten and no/100 Dollars cash and other good and valuable consideration paid in hand by ESA Management, Inc., a Delaware corporation ("Grantee"), whose address is 450 East Las Olas Boulevard, Suite 1100, Ft. Lauderdale, FL 33301, the receipt and sufficiency of which is hereby acknowledged, HAS GRANTED, BARGAINED, SOLD AND CONVEYED and by these presents DOES GRANT, BARGAIN, SELL and CONVEY unto Grantee all that certain land situated in County, and described on Exhibit "A" attached hereto and incorporated herein by reference for all purposes, together with all of Grantor's right, title and interest in and to all appurtenances thereon or in anyway appertaining thereto and all of Grantor's right, title and interest in and to all buildings, structures, fixtures and improvements located thereon (said land, real property, rights, improvements and appurtenances being herein collectively referred to as the "Property").

     This conveyance and the warranties of title herein are expressly made subject to the liens, encumbrances, easements and other exceptions set forth on Exhibit "B" attached hereto and incorporated herein by this reference for all purposes, to the extent the same are valid and subsisting and affect the Property.

     TO HAVE AND TO HOLD the Property unto Grantee, and Grantee's successors and assigns forever, and Grantor does hereby bind Grantor, and Grantor's successors and assigns to WARRANT and FOREVER DEFEND, all and singular the Property unto Grantee and Grantee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

     EXECUTED on ______,199__, to be effective upon delivery of this Warranty Deed by or on behalf of Grantor to Grantee.

                                     GRANTOR:


                                     ___________________________________________

                                     By: _______________________________________

                                     Its: ______________________________________

EXHIBIT "A" - Legal Description [Attach prior to Recording]
EXHIBIT "B" - Exceptions to Title [Attach prior to Recording]

                              Exhibit "B" - Page 1

                           [ACKNOWLEDGMENT OF GRANTOR]

STATE OF                   )
                           )
COUNTY OF                  )

     Personally appeared before me, a Notary Public in and for the above County and State, _________________________________________ known personally by me and acknowledged by me to be the same persons who executed the foregoing for the uses and purposes therein stated.

     Witnessed by hand and this notarial seal, this _____ day of ________, 19__.


                                          ______________________________________
                                          Notary Public in and for the
                                          State and County aforesaid



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